Exhibit 21.1

LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation or Organization
(Including d/b/a name, if applicable)

American Addiction Centers, Inc.	Nevada

AAC Dallas Outpatient Center, LLC d/b/a Greenhouse Outpatient Center	Delaware

AAC Las Vegas Outpatient Center, LLC d/b/a Desert Hope Outpatient Center	Delaware

ABTCC, Inc.	California

Addiction Labs of America, LLC	Delaware

B&B Holdings Intl LLC	Florida

Leading Edge Recovery Center, LLC	New Jersey

Singer Island Recovery Center LLC d/b/a The Academy	Florida

The Heights Supportive Housing, LLC	New Jersey

Concorde Treatment Center, LLC d/b/a Desert Hope Center	Nevada

Clinical Revenue Management Services, LLC	Tennessee

Fitrx, LLC	Tennessee

Forterus Health Care Services, Inc.	Delaware

Greenhouse Treatment Center, LLC d/b/a The Greenhouse	Texas

Laguna Treatment Hospital, LLC	Delaware

New Jersey Addiction Treatment Center, LLC d/b/a Sunrise House	Delaware

Oxford Treatment Center, LLC	Delaware

Recovery First of Florida, LLC d/b/a Recovery First and Recovery First West Palm	Delaware

RI – Clinical Services, LLC	Delaware

River Oaks Treatment Center, LLC	Delaware

Rush Medical – Lafayette, LLC	Delaware

San Diego Addiction Treatment Center, Inc.	Delaware

Solutions Treatment Center, LLC d/b/a Solutions Recovery	Delaware

Townsend Treatment Center, LLC d/b/a Townsend Recovery Center	Delaware

Townsend Recovery Center New Orleans, LLC	Delaware

Behavioral Healthcare Realty, LLC	Delaware

BHR Aliso Viejo Real Estate, LLC	Delaware

BHR Oxford Real Estate, LLC	Delaware

BHR Ringwood Real Estate, LLC	Delaware

Concorde Real Estate, LLC d/b/a Resolutions Las Vegas	Nevada

Greenhouse Real Estate, LLC d/b/a Resolutions Arlington	Texas

The Academy Real Estate, LLC	Delaware

Sober Media Group, LLC	Delaware

Referral Solutions Group, LLC	California

Recovery Brands, LLC	California

Taj Media LLC d/b/a RankLab Interactive	California
AAC Healthcare Network, Inc.	Delaware
Sagenex Diagnostics Laboratory, LLC	Delaware